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Subject Company: Acxiom Corporation

Commission File No.: 000-13163

This filing consists of an article published by the Arkansas news Bureau in which Charles Morgan, Company Leader, discussed the proposed acquisition.

Acxiom CEO discusses changes, possibility of bidding war

Sunday, May 27, 2007

By Jason Wiest

Arkansas News Bureau

LITTLE ROCK - One strategic buyer and two other private equity firms are contemplating making a superior offer to purchase Acxiom Corp., according to company leader Charles Morgan.

Acxiom entered into an agreement May 16 to be purchased by two private equity firms, ValueAct Capital and Silver Lake, for $3 billion, or $27.10 a share. The company has a 60-day period to solicit superior offers, after which ValueAct and Silver Lake have three days to up their offer, Morgan said.

If they decline, Acxiom would have to pay them a $22.25 million termination fee.

"It's entirely possible that somebody else is going to come in and make another offer," Morgan said in an interview with Roby Brock, a business columnist for the Arkansas News Bureau.

"I don't know of anybody who is definitely going to make an offer," Morgan said.

Speculation over a higher offer has driven up Acxiom's stock price, to $27.68 when the market closed Friday.

Shareholders could vote against the ValueAct buyout, which would cost Acxiom as much as $10 million, according to a Securities and Exchange Commission filing. But Morgan said that would be unlikely and that "there'll be a transaction almost assuredly," whether it's with ValueAct and Silver Lake or someone else.

But another buyer wouldn't be as good for Acxiom's future, Morgan said. Silver Lake specializes in the technology field and Morgan shares a "singular" view of the company's future with ValueAct co-founder Jeffrey Ubben, who has served on Acxiom's board of directors since August 2006.

"He's had a real education that's gone on over the last year or two and he's clearly a board member who is thoroughly and completely informed," Morgan said. "There's not a disagreement about our go-forward plan and outsourcing or in our services or our data strategy."

The compatible relationship is a shift. ValueAct has made hostile takeover bids twice and has disagreed over the company's operations and future.

But last August, "after fist-fighting for a year and a half, we sat down in an hour and a half and virtually resolved all our difficulties," Morgan said.

Ever since, Ubben has been one of the company's best board members, Morgan said.

"From management's side, our biggest support has been Jeff Ubben, which is kind of hard to fathom, but he does it from a knowledge base," Morgan said.

Now, Acxiom is having differences with its second largest shareholder, MMI

Investments L.P., which owns 8.2 percent of Acxiom's stock.

In a May 18 letter to Acxiom's board of directors, MMI president Clay Lifflander said his company would vote against the sale.

"Given the strategic initiatives currently underway (and recent earnings pain that your existing stockholders have had to bear) we struggle to understand why this is the right time to sell our company," Lifflander wrote.

Morgan said any large shareholder's goal would be to get more money.

"Their objective in any move they make is going to be to see if they can't get a higher price from the stock and it's hard for me to blame them," Morgan said.

Now is the right time to go private, Morgan said, not only because it will save Acxiom at least $15 million and all the headaches of being public, but also because the company is ready to make transformational changes.

Citing quarterly performance expectations, Morgan said, "It's hard for Acxiom to go to the market and to say, 'Hey, we are going to make major investments in digital marketing over the next few years.'"

Digital marketing is red hot, Morgan said, and Acxiom is building internal technologies while also considering buying companies in the sector that will allow Acxiom to grow its business.

In early April, Acxiom purchased the San Francisco-based online marketing firm, Kefta.

Morgan's interview with Brock will air on Talk Business tonight at 10 p.m. on KLRT Fox 16.

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